EXHIBIT 2.7


                      PLAN AND AGREEMENT OF SHARE EXCHANGE


     THIS PLAN AND AGREEMENT OF SHARE EXCHANGE (this "Agreement") is made and entered into as of the 15" day of December, 1999, by and among SITESTAR CORPORATION, a Nevada corporation (the "Company") and TOM ALBANESE ("Tom"), JOE ALBANESE ("Joe"), FRED HERRING ("Fred") (collectively, Tom, Joe and Fred are sometimes referred to herein as the "Majority Shareholders"), and those individuals listed on Annex I attached hereto and incorporated herein by reference (all such persons, but including Tom, Joe and Fred, are sometimes referred to herein individually as a "Seller"and collectively as the "Sellers".)

          A. The Sellers own all of the issued and outstanding shares of the capital stock of Neocom.

                                    RECITALS


                B. The Company and the Sellers' desire the transaction contemplated by this Agreement (the "Transaction") to constitute a tax free reorganization pursuant to SS368 (a) (1) (B) of the Internal Revenue Code of 1986, as amended.

                C. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, all of the Neocom Shares shall be exchanged for Sitestar Common Stock in accordance with the terms of this Agreement.

                                    AGREEMENT

                NOW, THEREFORE, with reference to the foregoing facts, the parties agree as follows:

                1.   Definitions.

                          (a) Certain Definitions. All terms defined in this Agreement shall have the defined meanings when used in this Agreement or in any agreement, note, certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined or the context otherwise requires. The following terms shall have the following meanings:

                          "Action"   means   any   litigation,   action,   suit,
      proceeding,   arbitration  or  claim  before  any  court  or  Governmental
      Authority, or investigation by any Governmental Authority.

                          "Affiliate" shall mean, with respect to any specified Person, (i) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (ii) any other Person who is a director, officer, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse of the specified Person or any such other Person, (iii) any relative of the specified Person or any other


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     Person described in clause (ii) of this  definition,  or (iv) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i), (ii) or (iii) of this definition, individually or in the aggregate, beneficially own 30% or more of any class of voting securities or otherwise have a substantial beneficial interest.

                          "Annual Financial Statements" shall mean the audited (audited by accountants hired by Sitestar) balance sheet of Neocom as of December 31, 1998, the related statements of income and retained earnings and cash flows for the fiscal year then ended, including the notes (and schedules) to these financial statements.

                          "Assumption   Agreement"   shall  mean  the  agreement
      pursuant to which the Majority Shareholders assume the Assumed Debt.

                          "Assumed   Debt"  shall  mean  those   certain   loans
      identified in Exhibit A to this Agreernent.

                          "Best Efforts" shall mean the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to ensure that the result is achieved as expeditiously as practicable under the circumstances; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to (i) take actions that would result in a material adverse change in the benefits to such Person under this Agreement or the transactions contemplated by this Agreement, (ii) make any significant cash payments or (iii) incur any significant liability or obligation.

                          "Best knowledge" with respect to any Person shall mean the actual knowledge of the Person, including, the actual knowledge of any of the officers or directors of such Person.

                          "Business"   shall  mean   website   development   and
      providing Internet access, web hosting and custom applications software development, all as currently conducted by Neocom.

                          "Business Condition" of any Person shall rnean the financial condition, results of operations, business, or properties of such Person, taken as a whole.

                          "Charter Documents" shall mean (i) the Articles of Incorporation and (ii) the Bylaws.

                          "Company Annual Financial Statements" shall mean the audited (audited by accountants hired by Sitestar) consolidated balance sheet of the Company as of December 31, 1998, the related consolidated statements of income and retained earnings and cash flows for the fiscal year then ended, including the notes (and schedules) to these financial statements.
                                       2


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               "Company Current  Financial  Statements" shall mean the unaudited consolidated balance sheet of the Company as of September 30, 1999 and the related consolidated statements of income and retained earnings for the nine-months then ended.

                          "Contract"  shall mean any written or oral note, bond,
      debenture,   mortgage,   license,  agreement,   commitment,   contract  or
      understanding.

                          "Copyrights" shall mean all United States and foreign copyrights, whether or not registered.

                          "Current Balance Sheet" shall mean the unaudited balance sheet of Neocom as at September 30, 1999 included in the Current Financial Statements.

                          "Current Financial Statements" shall mean the unaudited balance sheet of Neocom as of September 30, 1999 and the related statements of income and retained earnings for the nine- months then ended.

                          "Effective Time" shall mean December 15,1999 as between the parties, subject to the articles of share exchange being made effective by the Virginia State Corporation Commission and the State of Nevada, if necessary.

                          "Employment    Agreements"   shall   mean   employment
      agreements entered into between the Company, on one hand, and each of the Majority Shareholders, on the other hand, on the date of this Agreement.

                          "Employee Plan" with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person and/or Affiliates of such Person, including employment, deferred compensation, retirement or severance Contracts; plans pursuant to which Equity Securities are issued, including stock purchase, stock option, stock appreciation rights plans; bonus, severance, phantom stock or incentive compensation plans or arrangements; supplemental unemployment benefit, hospitalization or other medical, life or other insurance; and ERISA Plans.

                          "Environmental Laws" shall mean all present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Authorities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to Hazardous Substances or the protection of the environment in any respect, including, without limitation: (i) all requirements, including, without limitation, those pertaining to notification, warning, reporting, licensing, permitting, investigation, and remediation of Hazardous Substances; (ii) all requirements pertaining to the protection of employees or the public from exposure to Hazardous Substances or injuries or harm associated therewith; and (iii) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.), the Resource Conservation and Recovery Act (49 U.S.C. ss.6901 et seq.),

                                       3.
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     the Hazardous Materials Transportation Act (49 U.S.C. ss.1801 et seq.), the
     Clean Air Act (42 U.S.C. ss.7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. ss.600 et seq.) and all similar applicable federal, state, local and municipal laws as they may from time to time be modified, amended or superseded.

                          "Equity Securities" of any Person shall mean the capital stock of such Person and/or any Stock Equivalents of such Person.

                          "ERISA"  shall  mean the  Employee  Retirement  Income
Security Act of 1974, as amended.

                          "Exploit" shall mean manufacture, advertise, license, market, merchandise, promote, publicize, sell, use, market, supply or distribute, and "Exploitation" and "Exploited" shall have a correlative meaning.

                          "GAAP" shall mean generally accepted accounting principles, consistently applied.

                          "Governmental  Authority"  shall  mean any  nation  or
      government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                          "Hazardous Substance" means those substances defined as hazardous substances in 42 U.S.C. ss. 9601(14) and all other substances defined as hazardous under other applicable Laws.

                          "Indebtedness"  means, with respect to any Person, (i)
      any liability, contingent or otherwise, (a) for borrowed money, capitalized lease obligations, purchase money obligations or other obligations relating to the deferred purchase price of assets or property or (b) evidenced by a note, bond, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property, assets, securities or otherwise, including indebtedness created or arising under conditional sale or other title retention agreements (even though the rights and remedies of the lender under the agreements in the event of default are limited to repossession or sale of the property), (ii) any liability of others described in the preceding clause which such Person has guaranteed or which otherwise is its legal liability, (iii) all indebtedness referred to above secured by (or for which the holder of the indebtedness has an existing right, contingent or otherwise, to be secured by), any Lien upon the property of such Person, whether or not the obligations secured thereby have been assumed, and (iv) any amendment, renewal, extension or refunding of any liability referred to in clauses (i), (ii) and (iii) above; provided, however, that Indebtedness does not include any trade payables of any Person incurred in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum amount of any contingent obligations at the date.

               "IP" shall mean Patents, Trademarks, Copyrights, Know-How and other rights and property commonly referred to as intellectual property, and rights or licenses to use the same, and any and all applications therefor.

                          "Know-How" shall mean all lab journals, inventions, trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how), product designs, manufacturing, engineering and other drawings, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys, promotional literature, supplier lists, similar data and formulas and processes.

                          "Law" shall mean any federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and in each case as amended, and anyjudicial or administrative interpretation thereof by a Governmental Authority or otherwise, including anyjudicial or administrative order, consent, decree orjudgment.

                          "Lien" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

                          "Material Contract" shall mean, with respect to any Person, any Contract to which Person is a party or is otherwise bound which is:

                          (i) A Contract which is to be performed in whole or in part at or after the date of this Agreement and which (A) cannot be canceled upon 30 days' notice or less and involves aggregate future payments by or to such Person of more than $10,000; (B) involves material nonmonetary obligations to be performed later than one year from the date hereof-, (C) otherwise materially affects such Person; or (D) was not entered into in the ordinary course of business;

                          (ii) A Contract pursuant to which such Person (A) has borrowed or is committed or entitled to borrow money in an amount in excess of $ 1 0,000; (B) has lent or committed to lend money; (C) has given or is committed to give a guarantee of, or otherwise to incur primary or secondary liability for (including any letter of credit), any obligation of any other party in any amount;

                          (iii) A Contract regarding advertising, brokerage, licensing, management, representative or agency relationships;

                          (iv) A Contract with or concerning any labor or employee organization,

                          (v) A Contract for the sale of any properties, assets or rights of such Person for a purchase price in excess of $25,000 or for the grant of any preferential right to purchase any of such assets, properties or rights, or which requires the consent of any third party to the transfer and assignment of such assets, properties or rights;

                          (vi) A Contract with any Affiliate of such Person;

                          (vii) A Contract (A) under which the benefits cannot be retained upon the consummation of the transactions contemplated by this Agreement without the written consent or approval of other parties or (B) under which there will be a default as a result of the consummation of the transactions contemplated by this Agreement unless such other parties provide written consent or approval;

                          (viii) A Contract involving the lease of real or personal property; and


                          (ix) A Contract requiring such Person to make capital expenditures in excess of $10,000

               "Neocom Common Stock" shall mean the Common Stock, par value $__-per share, of Neocom.

               "Neocom IP" shall rnean all IP that Neocom owns, licenses and/or uses.

               "Neocom Material Contract" shall mean a Material Contract of Neocom.

               "Neocom Shares" shall mean all of the shares of Neocom Common Stock held by the Sellers.

                          "Patents" shall mean all patents (including all reissues, divisions, continuations, continuations in part and extensions thereod, patent applications and patent disclosures docketed and all other patent rights.

                          "Permitted Liens" shall mean (i) Liens for current taxes not yet delinquent; (ii) restrictions imposed by Law; and (iii) easements and restrictions which are neither individually nor in the aggregate material to Neocom.

                          "Person" shall mean an individual or a partnership, corporation, trust, association, Limited Liability Company, Governmental Authority or other entity.

                          "Real Estate" shall mean that certain real property located at 29 West Main Street, Martinsville, VA 24112.

                          "SEC"   shall  mean  the   Securities   and   Exchange
      Commission, or any other federal agency at the time administering the Securities Act.

                          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder.

                          " Securities " of any Person shall mean Equity Securities, Stock Equivalents and any other "security" as that term is defined under the Securities Act of such Person.

                          "Seller Representative" shall mean Joe Albanese, or such other Seller as may from time to time be elected by the holders of a majority of the Neocom Shares.

                          "Sitestar Shares" shall mean the shares of Sitestar Common Stock to be issued to the Sellers upon conversion of their Neocom Shares.

                          "Sitestar Common Stock" shall mean the Common Stock, par value $.001 per share, of the Company.

                          "Stock Equivalents" of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity of such Person.

                          "Subsidiary" of any Person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by such Person.

                          "Systems" shall mean all items, products or systems of Neocom or the Company, as the case may be, used in the operation of the Business which incorporate the processing of dates and date-related data (including, without limitation, calculating, comparing and sequencing) that are operationally material to the Business as conducted by Neocom or its agents or other Persons, including, without limitation, computer systems, infrastructure items, software applications, hardware, and related equipment and utilities.

                          "Trademarks" shall mean all trademark, service mark and trade name rights (including all registrations of trademarks and of other marks, all registrations of trade names, labels and other trade rights and applications for any of the foregoing) and all associated goodwill symbolized thereby or connected therewith.

                          "Transfer" shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration, and "Transferred" shall have a correlative meaning.
      Notwithstanding the foregoing, the definition of Transfer shall not include the pledge of Sitestar Common Stock in connection with the borrowing of money.

                          "Year  2000  Compliant"  shall  mean that all  Systems
      accurately process dates and date-related data (including, without limitation, calculating, comparing and sequencing) in all material respects before, during and after the year 2000.

                          (b) Other Definitions. In addition to the terms defined in the foregoing provisions of this Agreement, the following terms shall have the meanings given the terms in the Sections set forth below:

           Term                           Section

           Acquisition                    6 (c)
           Proposal

           Clairn                         10(c)

           Claim Notice                   10(c)

           Claim Dispute                  10(f)
           Notice

           Closing                         3(a)

           Closing Date                    3(a)

           Company                        10(b)
           Indemnified
           Party

           Company                        10(b)
           Indemnified
           Parties

           Contingent                      2(b)
           Shares

           Darnages                       10(b)

           Direct Claim                   10(c)

           Employees                       9(c)

           Indemnification                10(h)
           Market Price

           Indemnifying                   10(c)
           Party

           Indemnified                    10(c)
           Party

           Initial Shares                 2(b)

           Market Price                   2(b)

           Notices                       16(a)

           Released Claims                6(e)

           Remaining                       2
           Shares

           Retums                      4(y)(ii)

           Sellers                          4
           Disclosure Letter

           Short Period                   4 (y)(i)(D)

           Tax Return                     4 (y) (i) (A)

           Tax                            4 (y) (i) (B)

           Taxing Authority               4(y)(i)(C)

           Third Party                    10(c)
           Claim


                     2.        Exchange of Shares.

                          (a) Exchange of Shares. On the terms and subject to the conditions of this Agreement, at the Effective Time, each share of Neocom Common Stock issued and outstanding shall, and without any action by the holder thereof, be exchanged into a number of shares of Sitestar Common Stock as follows: (i) each Neocom Share owned by a Seller (other than the Majority Shareholders) shall be converted into a number of shares of Sitestar Common Stock equal to the quotient (rounded to the nearest whole share) of Total Sitestar Shares divided by the number of Neocom Shares. (ii) each Majority Shareholder shall receive his pro-rata portion (rounded to the nearest whole share) of the Remaining Shares plus the right to receive the Contingent Shares. The

      "Total Sitestar Shares" shall mean a number of shares (rounded to the nearest whole share) equal to $6,918,000 divided by the Market Price. The "Remaining Shares" shall mean the Total Sitestar Shares less 2,000,000 less the number of Sitestar Shares issued to the Sellers (other than Majority Shareholders) under (i) above. The "Contingent Shares" shall mean a number of shares (rounded to the nearest whole share) equal to (i) 2,000,000 less (ii) the aggregate amount of unreimbursed Indemnification Claims of the Company Indemnified Parties under Section 10 of this Agreement divided by the Indemnification Market Price. The "Market Price" shall be deemed to be $1.02. The "Indemnification Market Price" shall be as defined in Section 10(h).

                The foregoing notwithstanding, Sitestar agrees to issue additional Sitestar shares for distribution on a pro rata basis to all Shareholders of Neocom equal in value to the tax liability suffered by the Majority Shareholders as defined below. The Majority Shareholders may sell enough Sitestar shares on or before July 31, 2001 in order to pay off assumed liabilities under the Assumption Agreement of even date herewith and/or "put" certain shares back to Neocom and/or Sitestar under said Assumption Agreement. Such sale and/or "put" under the preceding sentence will cause the Majority Shareholders to incur federal and state tax liability. The aggregate of such federal and tax liability for the Majority Shareholders is defined to be the "tax liability" above. Within ninety days of July 31, 2001, the Shareholders of Neocom shall present in writing to Sitestar a calculation of such liability. Within thirty days thereafter, Sitestar shall issue as part of this section 368 (a) (1) (B) stock exchange additional Sitestar shares equal in value to the tax liability with such shares to be distributed to all Shareholders of Neocom in proportion to their shareholding of Neocom on the closing date of this Agreement. For purposes of the preceding sentence, such Sitestar shares shall be valued at their market price at time of such distribution.

                     3.        Closing and Deliveries.

                          (a) The Closin . The closing of the tender of the Neocom Shares (the "Closing") shall take place on December 16, 1999, at 2:00 p.m., E.S.T. time, at 29 West Main Street, Martinsville, Virginia, or at such other place or time as the parties to this Agreement shall mutually agree upon in writing and shall be effective at the Effective Time. The date of the Closing is referred to in this Agreement as the "Closing Date".

                          (b) Manner of Exchange. Each holder of a certificate of Neocom Common Stock, upon surrender of such certificate to Company's registrar and transfer company (which shall act as exchange agent), accompanied by a letter of transmittal or endorsed in blank or accompanied by a stock power shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Sitestar Common Stock for which shares of Neocom Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided herein. Until so surrendered, each outstanding certificate, prior to the Effective Time, represented Neocom Common Stock will be deemed to evidence the right to receive the number of full shares of Sitestar Common Stock into which the shares of Neocom Common Stock thereby may be converted. Until such outstanding certificate formerly representing Neocom Common Stock are surrendered, no dividend payable to holders of record of Sitestar Common Stock for any period as of any date subsequent to the Effective Time shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time, there shall be no further registry or transfer on the records of Neocom of shares of Neocom Common Stock. If a certificate representing such shares is presented to the exchange agent, it shall be canceled and exchanged for a certificate representing shares of Sitestar Common Stock as herein provided. Company will also issue a certificate in exchange for shares evidenced by lost certificate (s) provided the record owner thereof provides Company with such substantiation, indemnification and security as Company may reasonably require. Upon surrender of certificates of Neocom Common Stock in exchange for Sitestar Common Stock, there shall be paid to the recordholder of the certificates of Sitestar Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of Sitestar Common Stock as of any date subsequent to the Effective Time which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time, but prior to surrender and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

                          (c) Deliveries by the Sellers at the Closing. At the Closing, the Sellers shall deliver to the Company:

                          (i) a certificate or certificates evidencing the Neocom Shares, duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank;


                          (ii) the  Assumption  Agreement  duly  executed by the
Majority Shareholders; and

                          (iii) such documents and instruments as the Company may reasonably request to evidence the satisfaction of all conditions precedent set forth in Section 7 of this Agreement.

                          (d) Deliveries by the Company after the Closing. The Company shall deliver the Contingent Shares to the Majority Shareholders on the second anniversary of the Closing; provided, however, that if as of the second anniversary there remain any unresolved Claims (because of a dispute between the Company and the Sellers, or because the amount of the Claim has not been determined, such as a Third Party Claim which has not been resolved, or otherwise), then the Company may elect not to issue such number of Contingent Shares as may equal the maximum amount of such disputed or unresolved Claims (as determined in good faith by the Company) divided by the Market Price; provided, further, however, that at such time as such Claim is resolved, if it is resolved for less than such maximum amount, the Company shall promptly issue to the Sellers such additional Contingent Shares as shall equal such maximum amount less the actual amount of such Claim, divided by the Indemnification Market Price. It is agreed that the Contingent Shares shall be allocated to, and withheld from, the Majority Shareholders.

                          (e) Further Assurances' At the Closing, each party to this Agreement shall deliver or cause to be delivered, as appropriate, such further certificates, consents and other documents as may be necessary to carry out the terms of this Agreement, including but not limited to articles of share exchange to be filed with the Virginia State Corporation Commission and Nevada Secretary of State.

           4.       Representations and Warranties of the Majority Shareholders.

                          Except as set forth in the disclosure letter delivered by the Sellers to the Company concurrently with the execution and delivery of this Agreement, which letter shall refer to the relevant Sections of this Agreement (the "Sellers Disclosure Letter"), the Majority Shareholders, represent and warrant to the Company, as follows:

                          (a) Organization, Standing and Corporate Power. Neocom is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Complete and correct copies of the Charter Documents of Neocom have been delivered to the Company. Neocom is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the failure to qualify would have a material adverse effect on the Business Condition of Neocom.

                          (b)   Capitalization.

                          (i) The authorized capital stock of Neocom consists solely of 1,000 shares of Neocom Common Stock. Except for 500 shares of Neocom Common Stock, there are no outstanding Equity Securities of Neocom. All of the outstanding Equity Securities of Neocom are owned of record and beneficially as set forth in the Sellers Disclosure Letter. All Equity Securities issued by Neocom have been duly authorized and validly issued and are fully paid and nonassessable. The Neocom Common Stock is the only class of voting stock issued or authorized by Neocom.

                          (ii) There are no outstanding Stock Equivalents of Neocom. Neocom is not obligated to purchase or redeem any Equity Securities or Stock Equivalents.

                          (iii) Neocom has not, either directly or through any agent, offered any Securities of Neocom to or solicited any offers to acquire any such Securities from, or otherwise approached, negotiated, or communicated in respect of any such Securities with, any Person in such a manner as to require that the offer or sale of such Securities be registered pursuant to the provisions of Section 5 of the Securities Act and the rules and regulations of the SEC thereunder or the securities laws of any state. No Majority Shareholder has any reason to believe that Neocom has not complied with all federal and state securities and blue sky laws in all offers, sales and purchases of its Securities prior to the date hereof or any applicable law in making such issuances and purchases of any Securities prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky laws prior to the date hereof have been filed on a timely basis prior to or as so required.

                          (iv) At the Closing Date, the Company will receive good and marketable title to the Neocom Shares free and clear of all Liens. The Neocom Shares are not subject to any Stock Equivalents.

                          (c)   Authority: Enforceability. Effect of Agreement.

                          (i) Each Seller has the requisite capacity to enter into, execute and deliver this Agreement and perform his obligations hereunder. Sellers have approved this Agreement by unanimous written consent and as a result no Seller is entitled to exercise dissenter's rights under Virginia law. This Agreement has been duly executed and delivered by each Seller and, assuming this Agreement is duly executed and delivered by the Company, constitutes a valid and legally binding obligation of each Seller enforceable against such Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

                          (ii) The execution and delivery by each Seller of this Agreement does not, and compliance by each Seller with the provisions of this Agreement will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Material Contract to which any Seller or Neocom is a party or otherwise bound, or to which any property or asset of any Seller or Neocom is subject; (B) violate any Law applicable to any Seller or Neocom; or (C) result in the creation or imposition of any Lien on any asset of Neocom.

                          (d)    Assets.

                          (i) Neocom has good and marketable title to all of its assets free and clear of all Liens, other than Permitted Liens and Liens identified in the Sellers Disclosure Letter.

                          (ii) Neocom's assets consist of all of the properties and assets used in the conduct of the Business, including all of the properties and assets reflected on the Current Balance Sheet, other than assets sold or transferred in the ordinary course of business since the date of the Current Balance Sheet or leased or licensed in the ordinary course of business. Substantially all items of material tangible personal property of Neocom, taken as a whole, are in good operating condition and repair, ordinary wear and tear excepted, and those items constitute sufficient material tangible personal property for the requirements of the Business as currently conducted.

                          (e)   Accounts Receivable; Subscribers.

                          (i) The Sellers Disclosure Letter sets forth a true and complete schedule of the Accounts Receivable of Neocom as of the date of the Current Balance Sheet, setting forth a description of the Accounts Receivable including the names and addresses of the account debtors, the balance amount and auinly as of the date indicated therein. The Accounts Receivable, whether reflected on the Current Balance Sheet or subsequently created, and all books, records and documents relating to such Accounts Receivable, are genuine and materially accurate. All Accounts Receivable of Neocom, whether reflected on the Current Balance Sheet or subsequently created: (A) constitute bona fide and valid rights of Neocom to collect payments from other Persons; (B) represent credit extended in a manner consistent with Neocom's trade practices; (C) are not believed to be subject to any defense, counterclaim or offset; (D) except for reserves for returns and bad debts set forth in the Current Balance Sheet and arising in the ordinary course of business since the date of the Current Balance Sheet and an additional 5% reserve of such Accounts Receivable, are believed to be collectable in accordance with Neocom's past practices. Except as identified in the Sellers Disclosure Schedule, since the date of the Current Balance Sheet, there have not been any write-offs in excess of $500.00 as uncollectable of any Accounts Receivable.

                          (ii) The Sellers Disclosure Letter sets forth a true and correct list of the names and addresses of all Persons for whom the Company is providing Internet access as of December 16, 1999.

                          (f) Material Contracts. To the Best Knowledge of the Majority Shareholders, Neocom is not a party to any Material Contract except as identified as such in the Sellers Disclosure Schedule. True and correct copies of each written Neocom Material Contract, including all amendments and modifications thereof and waivers thereunder, have been delivered to the Company. Except as identified in Sellers Disclosure
      Schedule: (i) each Neocom Material Contract is believed to be in full force and effect, and is the valid and binding obligation of each party to the Material Contract; (ii) Neocom has performed all of the obligations required to be performed by it to date under each Material Contract; and
      (iii) Neocom is not in material breach of or default under any Material Contract. To the Best Knowledge of the Majority Shareholders, each other party to each Material Contract is believed to have performed all of the obligations required to be performed by it to date under the Material Contract and is not in material breach of or in default under the Material Contract, and to the Best knowledge of the Majority Shareholders no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach of or default under any Material Contract.

                          (g) Intellectual Prope . The Sellers Disclosure Letter contains a true and complete list of all Patents, Trademarks and registered Copyrights of Neocom and the basis of the right of Neocom to use such Patents, Trademarks and Copyrights. The Neocom IP constitutes all of the IP that is required to enable Neocom to conduct the Business as presently conducted.

                          (h) Subsidiaries. Neocom does not own, directly or indirectly, any shares of stock or any other financial interest or investment (equity or debt) in any Person, and is not subject to any agreement, obligation or commitment to make such investment. The Business has been conducted solely by Neocom in its own name.

                          (i) Financial Statements. The Annual Financial Statements (as delivered to the Company), taken as whole, fairly present the financial position and results of operations of Neocom as at the dates of and for the periods set forth in the Annual Financial Statements in accordance with GAAP. The Current Financial Statements have been prepared in accordance with GAAP (with the only exceptions that no notes have been prepared with respect to the Current Financial Statements and they are subject to customary year end adjustments), consistent with the Annual Financial Statements, and taken as a whole, fairly present the financial position and results of operations of Neocom as at and for the nine months ended September 30, 1999. Except as set forth in the Current Balance Sheet, Neocom does not have any known Indebtedness.

                          0) Absence of Certain Changes and Events. Except as otherwise disclosed in Sellers Disclosure Letter, since December 31, 1998, except for this Agreement and changes contemplated by this Agreement, Neocom has conducted its business only in the ordinary course of business and there has not been any:

                          (i) purchase, redemption, retirement or other acquisition by Neocom of any Equity Securities of Seller;

                          (ii) declaration or payment of any dividend or other distribution or payment to any shareholder of Neocom in respect of any Equity Securities of Neocom;

                          (iii) material increase by Neocom in the compensation payable or to become payable by Neocom to any shareholder or to any director, officer or employee of Neocom being paid $25,000 or more at or at any time after October 31, 1998;

                          (iv) payment of any bonus, pension, retirement or insurance payment or arrangement to or with, or advance or loan of any money to, any Person, or entry into any employment, severance, loan or similar Contract with any Person, other than payment of salaries and other employee benefits in the ordinary course consistent with past practice;

                          (v) incurrence by Neocom of any Indebtedness other than trade payables incurred by Neocom in the ordinary course of business which do not exceed $5,000;

                          (vi) transfer of any assets to, or entry into any agreement or arrangement with, any Seller or any officer or director of Neocom (other than payment of salaries and other benefits in the ordinary course of business and consistent with past practice) or any of their respective Affiliates.

                          (k) Litigation and Proceedings-. Except as identified in Sellers Disclosure Letter, and with the exception of potential litigation with safedepositbox.com and Intellimedia Commerce, there is no pending or, to the Best knowledge of the Majority Shareholders, threatened Action to which Neocom is a party or involving any of the assets, and Neocom is not subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement, which could have a material adverse effect on the Business Condition of Neocom.

                     (1) Brokers. Sellers retained and employed a Person as a finder or broker in connection with this Agreement or the transactions contemplated hereby and will pay at their expense all fees and charges relating thereto.

                     (m) No Consents Required. Other than filing articles of share exchange with the Virginia State Corporation Commission and complying with provisions of Nevada corporate law applicable to the Company in order to effect a merger, there are no approvals, authorizations, consents, orders or other actions of, or filings with, any Governmental Authority that are required to be obtained or made by Neocom in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement.

                     (n) Environmental Compliance Matters.(i) The Real Estate constitutes all of the real property used or occupied by Neocom; (ii) Neocom and the Majority Shareholders have inspected the Real Estate and to the knowledge of Neocom and the Majority Shareholders, there are no Hazardous Substances incorporated in or deposited, stored or buried at or upon the Real Estate; (iii) to the Best knowledge of Majority Shareholders the Real Estate has never been used as a waste disposal site or a storage site for petroleum products or chemicals; (iv) to the Best knowledge of Majority Shareholders no existing structures on the Real Estate contain asbestos so as to present an imminent and substantial endangerment to human health to human health or the environment; (v) there are not now any underground storage tanks on the Real Estate; (vi) Neocom has not allowed, with the knowledge or consent of Neocom or any Seller, any Person occupying the Real Estate to bring Hazardous Substances onto the Real Estate or to process or store any Hazardous Substances on the Real Estate and, to the knowledge of the Majority Shareholders, no Hazardous Substance has been released into the environment by Neocom that may present an imminent and substantial endangerment to human health; (vii) neither Neocom nor any Majority Shareholder is aware of any complaints on file or matters pending in any federal or state environmental protection offices involving any allegation of Hazardous Substances on the Real Estate; and (viii) neither Neocom nor any Majority Shareholder has received notice from any environmental board, agency or authority requiring the removal of any Hazardous Substances or other alleged harmful materials or wastes, or advising of any pending or contemplated search or investigation of the Real Estate or any portion of the Real Estate with respect the removal of any Hazardous Substances or other alleged harmful materials or wastes.

                     (o) Securities Purchase. Each Seller has represented and warranted as follows:

                               (i) Each Seller is acquiring the Sitestar Shares for such Seller's own account, for investment purposes only.

                     (ii) Each Seller understands that an investment in the Sitestar Shares involves a high degree of risk, and each Seller has the financial ability to bear the economic risk of this investment in the Sitestar Shares;

                     (iii) Each Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an investment in the Sitestar Shares and in protecting such Seller's own interest in connection with the investment;

                     (iv) Each Seller understands that the Sitestar Shares have not been registered under the Securities Act or under any state securities laws.

                     (v) Each Seller believes that such Seller has received all the information such Seller considers necessary or appropriate for deciding whether to invest in the Sitestar Shares, and such Seller has had an opportunity to ask questions and receive answers from the Company and its officers and directors regarding the business, prospects and financial condition of the Company.

                     (vi) Each Seller agrees not to Transfer, with or without consideration, any of the Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to the Company any Transfer of the Sitestar Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, the Company may require the contemplated transferee to furnish the Company with an investment letter setting forth such information and agreements as may be reasonably requested by the Company to ensure compliance by such transferee with the Securities Act.

                     (vii) Each Seller agrees that each certificate evidencing any of the Sitestar Shares shall contain the following legend:

               "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION FROM REGISTRATION.

                     (p) Employee Plans. Except as set forth in the Sellers Disclosure Letter, Neocom is not a party to, or obligated under, any Employee Plan.

          (q)  Licenses, Compliance with Laws. Neocom:

               (i) has all franchises, permits, licenses, and other rights which it currently deems reasonably necessary for the conduct of its business, except for franchises, permits, licenses and other rights the failure of which to obtain would not have a material adverse effect on the Business Condition and to the Best knowledge of the Majority Shareholders there is not any basis for the denial of such rights in the future;

               (ii) is in compliance with, and is not in violation of, any Law except where the failure to so comply, or such violations, in the aggregate, will not have a material adverse effect on the Business Condition.

               (r) Insurance. Neocom has in full force and effect insurance with respect to its assets and businesses against such casualties and contingencies and of such types and forms and to such extent as it deems reasonable and customary in the case of corporations or organizations engaged in its businesses and in its respective areas. Neocom has separately provided to the Company a true and correct list of all insurance policies maintained by Neocom.

     (s) Labor Relations. There is no pending or, to the Best knowledge of the Majority Shareholders, threatened labor dispute, strike or work stoppage affecting the business of Neocom.

     (t) Banks, Agents, etc. The Sellers Disclosure Schedule contains a complete and correct list setting forth the name of (i) each financial institution in which Neocom has an account, safe deposit box or borrowing privilege and the names of all persons authorized to draw thereon, to have access thereto or to borrow thereupon, as the case may be, and (ii) each agent to whom Neocom has granted a written power of attorney or similar authority to act on its behalf.

     (u) Minute Books. The minute books of Neocom contain a complete summary of all material meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

     (v) Conflicts of Interest. Neither Neocom nor any officer, employee, agent or any other Person acting on behalf of Neocom has, directly or indirectly, given or agreed to give or received or agreed to receive any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Authority or other Person who is in of a position to help or hinder the business of (or assist in connection with any actual of proposed transaction) Neocom which (a) might subject Neocom to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had a material adverse effect on the Business Condition of Neocom or (e) if not continued in the future, might materially adversely affect the Business Condition of Neocom.

     (w) Year 2000. To the Best knowledge of the Majority Shareholders, all Systems of Neocom are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not have a material, adverse effect on the Business Condition of Neocom.

     (X) Taxes.

          (i) For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

               (A) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof

               (B) "Tax" (including with correlative meaning, the term "Taxes" and "Taxable") shall mean, with respect to Neocom, any federal, state, local, foreign or other material tax or governmental charge, together with any interest and any penalty, addition to Tax or additional amount imposed by any Taxing Authority due from or allocable under any applicable law or agreement to, Neocom.

               (C) "Taxing Authority" shall mean any governmental authority (domestic or foreign) responsible for the imposition of any such Tax.

          (ii) Except as set forth in Sellers Disclosure Letter, Neocom has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. Except as set forth on Sellers Disclosure Letter, all Taxes owed by Neocom (whether or not shown on any Tax Return) have been paid or provision therefore made on the financial statements of Neocom. Neocom currently is not the beneficiary of any extension of time within which to file any Tax Return.

          (iii) There is no material dispute or claim concerning any Income Tax liability of Neocom either (A) claimed or raised by any Taxing Authority in writing or (B) as to which any of the Sellers and the directors and officers of Neocom has based upon personal contact with any agent of such authority.

          (iv) Sellers Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Neocom for taxable periods ended on or after December 31, 1995, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Majority Shareholders have delivered to the Company correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Neocom since December 31, 1996, by or with any Taxing Authority. Neocom has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

          (v) Except as set forth in Sellers Disclosure Letter, the unpaid Taxes of Neocom (A) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Neocom in filing their Tax Returns.

          (vi) Neocom (and any predecessor of Neocom) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and Neocom will be an S corporation up to and including the Closing Date.

          (y) Adverse Change. Since September 30, 1999, there has been no material adverse change in the Business Condition of Neocom.

5.         Representations and Warranties of the Company .

          The Company represents and warrants to the Sellers (with full knowledge that the Sellers are relying on the same) as follows:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business in all jurisdictions where the failure to qualify would have a material adverse effect upon the Company's properties and business. The Company has delivered true, accurate and complete copies of its Charter Documents to Neocom.

          (b) Authority, Enforceabiliiy, Effect of Agreement.

               (i) The Company has full corporate power and corporate authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of the Company. The Company represents and warrants to each Seller that shareholder approval of this Agreement and the issuance of shares hereunder is not required under applicable law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally, or the availability of equitable remedies.

               (ii) The execution and delivery by the Company of this Agreement do not, and compliance by the Company with the provisions hereof will not, (A) conflict with or result in a breach or default under any of the terms, conditions or provisions of any Contract to which the

          Company is a party or otherwise bound, or to which any asset or property of the Company is subject; or (B) violate any Law applicable to the Company; or (C) result in the creation or imposition of any Lien on any asset of the Company.

               (c) Financial Statements. The Annual Company Financial Statements (as delivered to the Sellers) fairly present the financial position and results of operations of the Company as at the dates of and for the periods set forth in the Annual Company Financial Statements in accordance with GAAP. The Current Company Financial Statements have been prepared in accordance with GAAP (with the only exceptions that no notes have been prepared with respect to the Current Financial Statements), consistent with the Annual Company Financial Statements, and fairly present the financial position and results of operations of the Company as at and for the nine months ended September 30, 1999, and are not subject to year-end adjustments except for normal year-end adjustments that may be required in the ordinary course of business.

               (d) Litigation and Proceedings. There is no pending or, to the best knowledge of the Company, threatened Action (or basis for any Action) to which the Company is a party or involving any of it assets, and the Company is not subject to any judgment, order, writ, injunction, decree or regulatory directive or agreement, which could any material adverse affect on the Business Condition of the Company.

               (e) Sitestar Shares. Upon issuance, the Sitestar Shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

               (f) Brokers. The Company has not retained or otherwise engaged or employed any Person, or paid or agreed to pay any fee or commission to any Person, for or on account of acting as a finder or broker in connection with this Agreement or the transactions contemplated hereby.

               (g) No Consents Required. There are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by the Company in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement.

               (h) Reliance upon Small Business Registration Circular filed with SEC. The Company acknowledges the reliance of the Sellers upon the accuracy and completeness of Form I 0- SB currently filed with the SEC and any and all amendments thereto prior to the Closing Date. The Company represents and warrants that the statements contained in such Statement together with any such Form are true, accurate and complete in all material respects and there are no omissions or statements therein which cause same to be misleading. The Form 10-SB filed with the SEC in October, 1999, did not at the time filed contain any misstatement of fact or omit to state any fact, and no event or circumstance has occurred since the date thereof that would make any information contained therein materially misleading or incorrect, in each case which fact would be material to the Sellers' decision to exchange Neocom Shares for Sitestar Shares pursuant to this Agreement.

               (i) Capitalization,

                    (i) The  authorized  capital  stock of the Company  consists solely of 75,000,000 shares of Sitestar Common Stock and 10,000,000 shares of preferred stock. Except for approximately 18,600,000 shares of Sitestar Common Stock, there are no outstanding Equity Securities of the Company. All Equity Securities issued by the Company have been duly authorized and validly issued and are fully paid and nonassessable. The Sitestar Common Stock is the only class of voting stock issued or authorized by the Company.

                    (ii) There are no outstanding Stock Equivalents of the Company. The Company is not obligated to purchase or redeem any Equity Securities or Stock Equivalents.

                    (iii) The  Company has  complied  with all federal and state securities and blue sky laws in all offers, sales and purchases of its Securities prior to the date hereof or any applicable law in making such issuances and purchases of any Securities prior to the date hereof.

                    (iv) At the Closing Date,  the Sellers will receive good and marketable title to the Sitestar Shares free and clear of all Liens. The Sitestar Shares are not subject to any Stock Equivalents.

          (j) Labor Relations. There is no pending or, to the Best knowledge of the Company and its officers, threatened labor dispute, strike or work stoppage affecting the business of the Company.

          (k) Year 2000. To the Best Knowledge of the Company and its officers, all Systems of Company are Year 2000 Compliant, except where the failure to be Year 2000 Compliant would not have a material, adverse effect on the Business Condition of the Company.

          (l) Taxes.

               (i) For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

                    (A) "Tax  Return"  means any  return,  declaration,  report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                    (B) "Tax"  (including  with  correlative  meaning,  the term
               "Taxes" and "Taxable") shall mean, with respect to the Company, any federal, state, local, foreign or other material tax or governmental charge, together with any interest and any penalty, addition to Tax or additional amount imposed by any Taxing
               Authority due from or allocable under any applicable law or agreement to, the Company.

                    (C) "Taxing Authority" shall mean any governmental authority
               (domestic or foreign) responsible for the imposition of any such Tax.

               (ii) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return.

               (iii) There is no material dispute or claim concerning any Income Tax liability of the Company either (A) claimed or raised by any Taxing Authority in writing or (B) as to which any directors and officers of the Company have knowledge based upon personal contact with any agent of such authority.

               (iv) The Company has not waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

               (v) The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for Income Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

6.   Conduct and Transactions Prior to Closing.

     (a) Conduct of Business. Prior to the Closing, except as contemplated by this Agreement or with the prior written consent of the Company, each Majority Shareholder agrees to cause Neocom:

          (i) to conduct its operations according to its ordinary and usual course;

          (ii) not to Transfer any assets-,

          (iii) not to amend, modify or terminate, or grant any waiver of any right under, any Material Contract, and not to make any payment under any Neocom Contract which is not required to be made in accordance with the terms of the Neocom Contract;

          (iv) to comply in all material respects with all of its obligations and duties under any Neocom Contract and not to create or permit to exist any material default or event of default on behalf of Neocom under any Neocom Contract, or any event or circumstance which, with lapse of time or notice, or both, would constitute a material default under a Neocom Contract;

          (v) to use its Best Efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those Persons having business relationships with Neocom;

          (vi) to duly comply with all Laws applicable to Neocom and to the conduct of the Business;

          (vii) not to make or agree to make any capital expenditures, other than in the ordinary and usual course of business;

          (viii) not to incur any material fixed or contingent obligation or enter into any Contract or other transaction or arrangement relating to the Business or the Assets outside the ordinary course of business which would be a Material Contract;

          (ix) to maintain its tangible personal property in a good condition and state of repair, reasonable wear and tear excepted;

          (x) not to commit any act or omit to do any act which would be or result in a breach of any of its obligations, duties, agreements or representations under any Neocom Contract to which it is a party or to which it enters into subsequent to the date of this Agreement which would have a material effect on the Business Condition of Neocom,

          (xi) to bear the risk of loss or damage to the assets of Neocom on and prior to the Closing Date, and maintain all properties necessary for the conduct of the Business, whether owned or leased, in substantially the same condition as they now are, normal wear and tear excepted;

          (xii) to maintain the books, records and accounts of Neocom in the usual, regular and ordinary manner, on a basis consistent with prior periods;

          (xiii) not to enter into any Material Contract of any kind or nature with any Affiliate of Neocom, any Seller or any Affiliate of any Seller;

          (xiv) not to enter into any transaction or perform any act which would make any of the representations, warranties or agreements contained in this Agreement false or misleading in any material respect if made again immediately after such transaction or act; and

          (xv) not to take any affirmative action or fail to take any action within its control that is likely to cause any of the changes or events listed in Section 6 (a) (i) to occur.

     (b) Inspection of Records. Between the date of this Agreement and the Closing, the Sellers shall allow the duly authorized officers, attorneys, accountants and other representatives of the Company access at all reasonable times, upon reasonable advance notice and during normal business hours, to the records and files, correspondence, audits and properties, as well as to all information in each case relating the business and affairs of Neocom.

     (c) Acquisition Proposals. During the period from the date of this Agreement and extending through the earlier of termination of this Agreement or the Closing Date, Neocom and each Seller agrees that (i) neither Neocom nor such Seller nor any agent or representative of Neocom or any Seller, including without limitation any investment banker, attorney or accountant, shall initiate, solicit, intentionally encourage or accept the submission of any proposal or offer with respect to a merger, acquisition, sale, consolidation or similar transaction involving all or any significant portion of the assets or any Equity Securities of Neocom (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations or discussions concerning, or provide any confidential information or data to, any Person relating to an Acquisition Proposal, and (ii) the Sellers shall notify the Company immediately if any Acquisition Proposal is received by Neocom and/or any Seller or agent or representative or any negotiations of discussions relating to a potential Acquisition Proposal are sought to be initiated or continued with Neocom and/or such Seller.

     (d) Best Efforts. Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its or his Best Efforts to cause the conditions to the obligations of the other parties set forth in Sections 6, 7, 8 or 9 of this Agreement, as the case may be, to be satisfied.

     (e) Release. Except for salary and benefits accruing in the ordinary course of business, each Seller hereby forever relieves, releases and discharges Neocom from any and all claims, debts, liabilities, losses, demands, obligations, promises, acts, agreements, costs and expenses, damages, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, existing now, existing as of the Closing or accruing after the Closing based on, arising out of, or in connection with any action or omission of Neocom prior to the Closing (collectively, "Released Claims") and agrees that neither the Company nor Neocom shall have any liability or obligation whatsoever to such Seller (or any Person claiming by or through it) arising out of or in connection with the Released Claims. Each Seller represents that he has not Transferred any Released Claims.

7.   Conditions to the Obligations of the Company.

     The obligation of the Company to purchase the Neocom Shares and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company in writing, in whole or in part):

     (a) Representations and Warranties. The representations and warranties of the Majority Shareholders and of the Sellers (contained in this Agreement, any exhibit or schedule hereto, or any certificate, instrument or other writing delivered to the Company or its representatives by any Seller, or any of their respective representatives) shall be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date i.e., with respect to a representation that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists in all material respects on or as of the Closing Date, and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing
Date), except as affected by transactions contemplated hereby and thereby and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

     (b) Performance. Each Seller shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

     (c) Title to Neocom Shares. The Company shall have received good and marketable title to the Neocom Shares, free and clear of all Liens except Permitted Lien;

     (d) Consents. The Sellers shall have delivered to the Company all consents of third parties necessary so that Neocom will not be in breach of any Contract as a result of the purchase of the Neocom Shares by the Company,

     (e) Employment Agreements. The Sellers shall have executed and delivered to the Company the Employment Agreements;

     (f) Subscribers. Neocom shall have received monthly internet access, web hosting or other recurring service fees from not less than 4, 1 00 Persons in an aggregate amount of not less than $82,000 during the calendar month immediately preceding the month in which the Closing occurs;

     (g) Assumption Agreement. Neocom, the Majority Shareholders shall have entered into the Assumption Agreement and it shall be in full force and effect.


     (h) Other Matters. All corporate and other proceedings and actions taken in connection with this Agreement and all agreements, instruments and documents mentioned in this Agreement or incident to any such transactions shall be reasonably satisfactory in form and substance to the Company and its counsel; the Agreement and Plan shall have been approved by the Company and Neocom in accordance with applicable law; no Seller shall have provided notice of exercise of dissenter's rights under applicable law; and articles of share exchange shall have been approved by all applicable regulatory action.

8.   Conditions to the Obligations of the Sellers.

     The obligation of the Sellers to sell the Neocom Shares and to take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers in writing, in whole or in part):

     (a) Representations and Warranties. The representations and warranties of the Company (contained in this Agreement, any exhibit or schedule hereto, the small Business Offering Circular and any amendment thereto filed with the SEC or any certificate, instrument or other writing delivered to the Sellers or their representatives by the Company, or any of its representatives) shall be true and correct on the Closing Date with the same force and effect as though made on and as of the Closing Date ia., with respect to a representation that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists in all material respects on or as of the Closing Date, and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing
Date), except as affected by transactions contemplated hereby and thereby and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

     (b) Performance. The Company shall have performed all obligations and compiled with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date-,

     (c) Employment Agceements. The Company shall have executed and delivered to the Sellers the Employment Agreements;

     (d) Title to Sitestar Shares. Sellers shall have received good and marketable title to the Sitestar Shares, free and clear of all Liens, except for restrictions set forth herein;

     (e) Other Matters. All corporate and other proceedings and actions taken in connection with this Agreement and all agreements, instruments and documents mentioned in this Agreement or incident to any such transactions shall be reasonably satisfactory in form and substance to the Company and its counsel; the Agreement and Plan shall have been approved by the Company and Neocom and the holders'of Neocom Shares in accordance with applicable law; no Seller shall have provided notice of exercise of dissenter's rights under applicable law; and articles of share exchange shall have been filed with and approved by all applicable regulatory authorities.

9.   Further Agreements of the Parties.

     (a) Further Agreements of the Sellers. The Majority Shareholders shall upon the request of the Company from time to time execute and deliver to the Company such further documents and instruments of title, conveyance, transfer and assignment as may be necessary or desirable in order to vest in the Company, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to any and all of the Neocom Shares.

     (b) 8-K Financial Statements. The Majority Shareholders, at the expense of the Company, shall promptly provide such assistance reasonably requested by the Company to enable it to prepare financial statements and pro forma financial statements sufficient to permit the Company to fully, completely and timely comply with the Company's obligations to file financial statements relating to the Business with the SEC and to obtain an audit of those statements, including signing such representation letters as may reasonably be requested by the auditors.

     (c) Employees

          (i) Schedule 8(c) lists the name, job title, current base salary or hourly wage, date of hire and social security number of employees actively employed by Neocom including individuals on short-term disability who were so employed immediately before their disability (collectively, the "Employees"). As to any individual on short-term disability, Schedule 8(c) indicates the reason for such absence and the date the individual is reasonably expected to return to active employment. Schedule 8(c) also indicates the accumulated vacation pay accrued for each Employee as of the Closing Date.

          (ii) The Majority Shareholders jointly and severally agree to pay all costs and expenses related to the termination of employment of any employee of Neocom who is entitled to any severance in connection with his or her termination (including indirect severance because such employee is entitled to at least 10 days or more notice of termination).

     (d) Public Offering, Bridge Funding and Right to Put Indebtedness of Neocom. The Company agrees to file a registration statement with the SEC and to grant Majority Shareholders registration rights pursuant to Section 9 hereof within I 20 days following the Closing for a public offering of Sitestar Common Stock and to register a sufficient number of Sitestar Shares such that the proceeds to the Majority Shareholders will be sufficient to satisfy the Assumed Debt, and shall use its best efforts to cause the registration statement to be declared effective by the SEC. If on June 30, 2001 there is any Assumed Debt and/or Advances (as defined in the Assumption Agreement), then the Majority Shareholders shall have the put rights and other rights set forth in the Assumption Agreement. The Majority Shareholders shall provide such information regarding themselves and their plan of distribution as the Company may reasonably request in order to complete the registration statement. The Majority Shareholders agree not to sell their Sitestar Shares pursuant to the registration statement during any period which Sitestar request the Majority Shareholders to refrain from such sales.

10.  [Intentionally Left Blank.


11.  Survival of Representations and Warranties: Indemnity.

     (a) Survival of Representations and Warranties. All representations and warranties made in this Agreement or made in any document delivered pursuant to this Agreement by or on behalf of any party shall survive the execution and delivery of this Agreement and the Closing, regardless of notice of or any investigation or right of investigation made prior to or after the date of this Agreement by or on behalf of any party, and shall terminate and expire one year following the Closing Date after which date they shall be of no further force or effect.

     (b) Indemnification by the Majority Shareholders. The Majority Shareholders shall jointly and severally, indemnify, save and hold harmless the Company and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (individually, a "Company Indemnified Party" and collectively, the "Company Indemnified Parties") from and against any and all costs, losses, claims, liabilities, fines, penalties, incidental and consequential damages, lost profits and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) ("Damages") incurred in connection with, arising out of, resulting from or incident to:

          (i) any material breach of, or any material inaccuracy in any of, the representations or warranties, or any default in any agreements, made by the Sellers in this Agreement, any exhibit or schedule to this Agreement or any certificate, instrument or writing delivered in connection with this Agreement or in connection with any exhibit or schedule to this Agreement;

          (ii) any claim and/or Action of Intellimedia Commerce, or any successor or assign, as described in the Sellers Disclosure Schedule; or

          (iii) the Assumed Debt, but subject to the Company's obligations as set forth above and in the Assumption Agreement;

     (c) Notice of Claim. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder (an "Indemnified Party") against the indemnifying party (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party, and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. The Indemnified Party shall provide the Claim Notice as soon as practicable after such party becomes aware of such Claim. If any Action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

     (d) Defense of Claims. With respect to a claim filed by a third party against an Indemnified Party, the Indemnified Party shall not in any event be entitled to indemnification hereunder unless prompt notice is provided to the Indemnifying Party. If after receipt of the Claim

Notice of a claim by a third party, the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Action, (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.

     If the Indemnifying Party fails to assume the defense of such Claim within 15 calendar days after receipt of the Claim Notice and the Indemnifying Party is otherwise obligated hereunder to indemnify against such Claim, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnified Party assuming the defense of any Claim will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Provided the Indemnifying Party is liable hereunder for the underlying Claim, the Indemnifying Party shall be liable for any settlement of any Action effected pursuant to and in accordance with the terms hereof and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

     (e) No Claim by the Sellers. Although the Sellers may have relied on information supplied by Neocom in making certain representations and warranties contained in this Agreement and the Sellers' Disclosure Schedule, each Seller agrees that he or she has no claim, and shall assert no claim, for contribution, indemnification or otherwise, against Neocom with respect to any breach of any covenant or of any of the representations and warranties or any inaccuracy in the Sellers' Disclosure Schedule irrespective of whether the information supplied by Neocom and relied upon by such Seller was incomplete or inaccurate in any way or for whatsoever reason; further, the Sellers acknowledge that Neocom has made no representation or warranty to the Sellers with respect to the information supplied by it to the Sellers whatsoever.

     (d) Liquidation of Indemnification Claims. Any Claim set forth in any Claim Notice shall be deemed valid and binding upon the Majority Shareholders unless the Majority Shareholders give written notice of dispute of the Claim, or a portion of the Claim (a "Claim Dispute Notice"), within forty-five days from receipt of the Claim Notice, which Claim Dispute Notice sets forth in reasonable detail the basis for disputing the Claim (of portion of the Claim). Within forty-five days following receipt of the Claims Dispute Notice, the Company and the Majority Shareholders or their designated representative shall discuss the Claim in person or by telephone. If the parties are unable to resolve the dispute, either the Majority Shareholders or the Company shall have the right to have the claim submitted to and settled by arbitration as hereinafter provided (it being expressly understood and agreed that if such Claims Dispute Notice is duly given, it is the intention of the parties to this Agreement that any such indemnification claim shall be resolved by arbitration as provided in this
Section 10(e)). The arbitration shall be by a single arbitrator experienced in the matters at issue selected by, and mutually acceptable to, the Indemnifying Party and the Indemnified Party and shall be conducted in accordance with the arbitration rules of the American Arbitration Association. The arbitrator must be independent (not an agent, officer, director, attorney, employee, or shareholder of the Company or any Seller or a relative or Affiliate of any of those persons) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator's conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association. The parties shall request the arbitrator to convene a hearing as promptly as practicable for the dispute to be held on such date and at such time and place in Henry County, Virginia, as the arbitrator designates upon 30 days' advance notice to each Indemnified Party and each Indemnifying Party. The parties shall request that the arbitrator render his decision within 30 days after the conclusion of the hearing. The arbitrator shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, and to the extent that the arbitrator's decision is that Damages have been incurred for which a party is to be indemnified under this Agreement, the Damages shall be promptly satisfied; provided, however, that, if necessary, such decision may be enforced by either the Indemnifying Party or the Indemnified Party in any court of record having jurisdiction over the subject matter or over any of the parties hereto. The prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in connection with any such arbitration.

     (g) Company Indemnified Parties shall not be permitted to enforce any claim for indemnification against the Majority Shareholders pursuant to this Agreement until the aggregate amount of all claims for indemnification by such party exceeds $125,000 (the "Threshold Amount"), in which event such party shall be entitled to receive indemnification payments only to the extent such party's damages exceed the Threshold Amount.

     (h) For all claims of indemnification other than claims made for fraud, the aggregate amount of Majority Shareholders' liability for indemnification shall not exceed the Contingent Shares multiplied by the Market Price. Claims for indemnification shall be satisfied solely out of the Contingent Shares and the such shares shall be valued for purposes of indemnification shall be the greater of (i) the Market Price or (ii) the average closing price of Sitestar Common Stock on the over the counter market during the five trading days ending on the third day prior to the date of the Claim Notice (the "Indemnification Market Price").

          (i) The indemnification provided for in this Paragraph I 1, subject to the limitations set forth herein, shall be the exclusive remedy for damages available to the parties for any breach of representation, warranty or covenant by any party under this Agreement, except for matters of fraud. No remedy conferred by any of the specific basis for indemnification under this Agreement is intended to be exclusive of any other basis for indemnity hereunder, and each and every basis for indemnity hereunder shall be cumulative.

12. Non-Competition. During a Majority Shareholder's employment by the Company and for three years from the effective date of termination with cause, or one year from the effective date of termination without cause (together, the "Covenant Period"), each Majority Shareholder agrees that he will not:

          (i) engage or participate, in the state of Virginia, North Carolina, Tennessee, West Virginia, Kentucky, Maryland or Washington D.C., directly or indirectly in any business activity competitive with the business conducted by the Company;

          (ii) become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant, or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business; provided, however, notwithstanding the foregoing the Employee may beneficially own not more than four percent (4%) of the outstanding securities of any class of any publicly-traded securities of a Company that is engaged in activities competitive with the Business;

          (iii) solicit or call on, either directly or indirectly, for any business purpose any customer with whom the Company shall have dealt at any time during the Covenant Period;

          (iv) influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written, oral agreement or course of dealing with the Company; or

          (v) directly or indirectly solicit for employment, or advise or recommend to any other person that they solicit for employment, any employee of the Company or any of its Affiliates.

     (a) Remedies. Each Majority Shareholder acknowledges and agrees that, in the event of a violation by such Majority Shareholder of the terms and provisions of this Section 12, the remedies at law would not be adequate; and accordingly, in such event the Company may proceed to protect and enforce its rights under this Section 12 by an Action in equity for specific performance and temporary, preliminary and permanent injunctive relief from violation of any of the provisions of this Section 12 from any court of competent jurisdiction without the necessity of proving the amount of any actual damages to the Company resulting from the breach.

     (b) Modification. If for any reason there should be a determination by a court of competent jurisdiction that the provision of this Section 12 are too broad or unreasonable and therefore unenforceable, the provision of this Section 12 shall be deemed modified, and fully enforceable as so modified, to the extent that the court would find them to be fair, reasonable and enforceable under the circumstances.

13.  Termination.

     (a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual agreement, in writing, of each of the parties to this Agreement.

     (b) Termination by the Company. The Company may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to the Sellers if-

          (i) there has been a material violation or breach by any Seller of any agreement, covenant, representation or warranty contained in this Agreement, which violation or breach shall not have been cured or corrected within 15 days after receipt of notice thereof,

          (ii) the Closing does not occur on or prior to December 31, 1999, or such later date as may be agreed to in writing by the parties; or

          (iii) any of the conditions in Section 7 have not been satisfied as of the Closing or if the Company is made aware and determines in its reasonable discretion that any condition will not be satisfied as of the Closing (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not expressly waived such condition in writing on or before the Closing.

     (c) Termination by the Sellers. The Sellers may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to the Company if-

          (i) there has been a material violation or breach by the Company of any agreement, covenant, representation or warranty contained in this Agreement, which violation or breach shall not have been cured or corrected within 15 days after receipt of notice thereof-,

          (ii) the Closing does not occur on or prior to December 31, 1999, or such later date as may be agreed to in writing by the parties; or

          (iii) any of the conditions in Section 8 have not been satisfied as of the Closing or if the Sellers are made aware and determine in their reasonable discretion that any condition will not be satisfied as of the Closing (other than through the failure of Neocom or the Sellers to comply with its or their obligations under this Agreement) and Neocom has not expressly waived such condition in writing on or before the Closing; or the minimum tender referenced in Section 8 has not occurred.

     In the event of such termination, no party shall have any obligation or liability to any other in respect to this Agreement, except for any breach of contract occurring prior to such termination.

14.  Certain Tax Matters.

     The following provisions shall govern the allocation of responsibility as between the Company and Sellers for certain tax matters following the Closing
Date:

     (a) Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Neocom for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Company shall permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller Representative. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K- Is furnished by Neocom to the Sellers for such periods. The Sellers shall reimburse the Company for any Taxes of Neocom with respect to such periods within 15 days after payment by the Company or Neocom of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Current Balance Sheet.

     (b) Tax Periods Beginning Before and Ending After the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Neocom for Tax periods which begin before the Closing Date and end after the Closing Date. The Sellers shall pay to the Company within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Current Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Neocom.

     (c) Refunds and Tax Benefits. Any Tax refunds that are received by the Company or Neocom, and any amounts credited against Tax to which the Company or Neocom become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Sellers, and the Company shall pay over to the Sellers any such refund or the amount of any such credit within fifteen (I 5) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Company or Neocom of any amount accrued on the Current Balance Sheet, the Company shall pay such amount to the Sellers within fifteen (I 5) days after receipt or entitlement thereto.

     (d) Cooperation on Tax Matters.

          (i) The Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Neocom relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Company or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Neocom or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) The Company and the Sellers further agree, upon request, to use their Best Efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (iii) The Company and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

     (e) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Neocom shall be terminated as of the Closing Date and, after the Closing Date, Neocom shall not be bound thereby or have any liability thereunder.

     (f)  Certain  Taxes.  All  transfer,   documentary,   sales,   use,  stamp,
registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any tax imposed by the state of Virginia) shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Company will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     (g) S Corporation Status. Prior to the Effective Time, Neocom and the Sellers will not revoke Neocom's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Neocom and the Sellers will not take or allow any action other than the sale of Neocom Common Stock pursuant to this Agreement that would result in the termination of Neocom's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

15.  Miscellaneous

     (a) Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission (which must be confirmed) or by United States first class, registered or certified mail, postage prepaid, to the following addresses:

                          (i)  if to the Company, to: Sitestar Corporation.
                               ATTN: Clinton 1. Sallee
                               16133 Ventura Boulevard Suite 635
                               Encino, California 91436
                               Tel No. 818-981-4519  Fax No. 818-981-2658

                          (ii) if to the Sellers, to:

                               Joseph Albanese
                               29 West Main Street
                               Martinsville, VA 24112
                               Tel No. 540-666-9533  Fax No. 540-666-9534

          with a copy to: A. 1. Saunders, Esq., 10 S. Jefferson Street, Suite 1400, Roanoke, Virginia 2401 1.

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.

     (b) Entire Ageement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

     (c) Assignment. No party may assign this Agreement, and any attempted or purported assignment or any delegation of any partys duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon any successors of each party by way of merger or consolidation.

     (d) Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

     (e) Governing Law. This Agreement has been made and entered into in the Commonwealth of Virginia and shall be construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of law thereof.

     (f) Severability . Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     (g) Captions. The various captions of this Agreement are for reference only
and  shall  not  be  considered  or  referred  to  in  resolving   questions  of
interpretation of this Agreement.

     (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     (i) Costs and Attorneys' Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attomeys' fees" as defined in any statute or rule of court.

     (j) Rights Cumulative. No right granted to the parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

     (k) Force Maieure. If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

     (l) Seller Representative. Any consent, approval, demand or waiver required of or made by the Sellers pursuant to this Agreement shall be made by the
Majority Shareholders. The Company shall be entitled to rely, without investigation or inquiry, upon any consent, approval or waiver of the Sellers set forth in any written certificate, instrument or other document signed by the Seller Representative as to any such approval, consent, waiver or notice of the Sellers, and any such written agreement, certificate or other document shall be binding upon all Sellers.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

                                    SITESTAR CORPORATION a Nevada corporation

                                        /s/ Clinton Sallee
                                    By: _______________________________
                                    Its: President

                                        /s/ Tom Albanese
                                    ----------------------------------
                                     Tom Albanese

                                        /s/ Joe Albanese
                                    ----------------------------------
                                     Joe Albanese

                                        /s/ Fred Herring
                                    ----------------------------------
                                     Fred Herring